ISCO International Announces March 14, 2006 Investor Call and Business Commentary

ELK GROVE VILLAGE, IL -- 03/13/2006 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided conference call information today.

Mr. John Thode, President and CEO of ISCO, commented on the business as 2006 begins.

Investor Call

An investor call will be held Tuesday, March 14th, at 4:30 pm eastern. To participate in the call domestically, dial 1-800-525-6384. International callers should dial 1-780-409-1668. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-677-8546 (or 1-402-220-1452 for international callers), with a pass code of 6336646#.

Following opening comments, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast: http://www.webcastir.com/WCframe.asp?B=826&ID=242&L=1

Business Update

Mr. Thode provided an update on the business: "We have talked about certain specific opportunities in the past, and I'm pleased to say that we continue to make progress in each and have added some new ones into our funnel. We will shortly have a second Latin American rep partner, and have received our first PO from Latin America during this quarter. We have previously announced a win from a new customer for ISCO late last year, a major US operator who has now started to make purchases. We expect this customer's business to increase considerably as the year progresses. We also announced ISCO's involvement in a major bid last fall, and are pleased to share that ISCO has been selected as a finalist for this very significant opportunity. We are one of a small handful of suppliers that have been selected to proceed to a full commercial prototype development and we are quite optimistic in the competitiveness of our solution. We expect the final vendor selection and award during the summer timeframe. Several additional significant opportunities have been developing, as we continue to build upon our customer relationships and expand our product portfolio."

"Also, we continue to aggressively develop our next-generation product platform. The first product has just been completed, our new digital front-end ANF™ solution for PCS." Thode added, "We have recently come to agreement with several strategic accounts to begin commercial trials of this significantly enhanced solution and expect to begin shipping it in volume in Q2." Thode emphasized that ISCO continues to invest in the development of a fully digital ANF platform so that the Company can rapidly and flexibly develop specific interference management solutions for all wireless telecommunications technologies. The platform will become an integral part of several adaptive RF multiplexer solutions the Company is working on, which may have significant potential and widespread industry application.

Thode added, "We took a significant step forward in our business performance last year and we expect to take another significant step forward in 2006. Our business plan starts off modestly, more in line with prior performance than with our 2006 expectations, but increases as the year progresses consistent with the expected realization of these larger opportunities." Said Thode, "2006 promises to be an exciting year for ISCO."

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "look to," "promises," "may" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property, our ability to do business internationally, and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's most recent Quarterly Report on Form 10-Q. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com